Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax www.hhlaw.com

June 4, 2007

Board of Directors
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018

Ladies and Gentlemen:

We are acting as counsel to Morgans Hotel Group Co., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering of up to 3,250,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan (the “Plan”), which amended and restated the Morgans Hotel Group Co. 2006 Omnibus Stock Incentive Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.

The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 17, 2007, and as certified by the Secretary of the Company on the date hereof, as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.

Resolutions of the Board of Directors of the Company adopted on April 23, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the ratification of the Plan, the reservation for issuance of the Shares thereunder and the registration of the Shares pursuant to the Registration Statement.

5.	Certificate of Inspector of Elections, dated May 22, 2007, certifying as to the approval of the Plan by the Company’s stockholders.

6.	A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
Morgans Hotel Group Co.
June 4, 2007

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in the manner and on the terms described in the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan and the resolutions of the Board of Directors, or a committee thereof, authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP